OPTION EXCHANGE

Note: The exchange program has not yet commenced and may not be implemented. If we proceed with the exchange program, at the time the program begins, we will provide employees who are eligible to participate in the exchange program with written materials explaining the precise terms and timing of the program. Employees who are eligible to participate in the exchange program should read these written materials carefully when they become available because they will contain important information about the program. We will also file these written materials with the U.S. Securities and Exchange Commission (SEC) as part of a tender offer statement upon its commencement. Our stockholders will be able to obtain these written materials and other documents, once filed by the Company with the SEC, free of charge at www.sec.gov. Eligible holders of the Company's stock options may obtain a written copy of the tender offer documents, when available and free of charge, by contacting Ken Scully, Senior Director, Stock Administration, at exchange@rocketfuelinc.com or at (650) 517-8837.